EXHIBIT 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

JPMorgan Chase & Co.

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $1.00 per share (“Common Stock”)	Other(2)	1,000,000 shares	$135.43(2)	$135,430,000.00(2)	$110.20 per $1,000,000	$14,924.39

Other	Deferred Compensation Obligations under the JPMorgan Chase & Co. 2005 Deferred Compensation Plan(3)	Other(4)	$1,000,000,000.00	100%	$1,000,000,000.00 (4)	$110.20 per $1,000,000	$110,200.00

Total Offering Amounts					$1,135,430,000.00		$125,124.39

Total Fee Offsets							—

Net Fee Due							$125,124.39

(1)	Represents 1,000,000 additional shares of Common Stock authorized to be issued under the JPMorgan Chase & Co. 2005 Deferred Compensation Plan (the “Plan”).
(2)

Calculated pursuant to Rule 457(c) and Rule 457(h) under the Securities Act based on a price of $135.43 per share of Common Stock, which is the average of the high and low price per share of Common Stock as reported by the New York Stock Exchange on May 25, 2023.

(3)	The Deferred Compensation Obligations under Plan are unsecured obligations of JPMorgan Chase & Co. to pay deferred compensation in the future in accordance with the terms of the Plan.
(4)

Estimated solely for purposes of calculating the registration fee. The registration fee has been calculated in accordance with Rule 457(h) of the Securities Act of 1933, as amended, based upon an estimate of the amount of compensation participants may defer under the Plan.